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                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                          QUALITY CARE SOLUTIONS, INC.

                 (Pursuant to Section 78.385 and Section 78.390
                      of the Nevada Revised Statutes, 1957)


         QUALITY CARE SOLUTIONS, INC., a corporation organized and existing under and by virtue of Title 7, Chapter 78 of the Nevada Revised Statutes, 1957, does hereby certify as follows:

         FIRST: The Articles of Incorporation of the Corporation are hereby amended by deleting Article Fourth in its entirety and by substituting in lieu thereof the following new Article Fourth:

         "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock with a par value of one-tenth of one cent ($.001) per share and ten million (10,000,000) shares of preferred stock with a par value of one cent ($.01) per share undesignated as to class, powers, designations, preferences, limitations, restrictions or relative rights. The Board of Directors of the Corporation is authorized to fix and determine any class or series of preferred stock and the number of shares of each class or series and to prescribe the powers, designations, references, limitations, restrictions and relative rights of any class or series all as established by resolution of the Board of Directors and in accordance with Section 78.1955 of the Nevada Revised Statutes, as the same may be amended and supplemented.

                  Upon the effectiveness of this amendment, each four (4) outstanding shares of common stock, par value $.001 per share, of the Corporation shall be reduced and converted into three (3) shares of common stock, par value $.001 per share, of the Corporation. No fractional shares of common stock or scrip certificates therefor shall be issued to the holders of the presently outstanding common stock of the Corporation. In lieu of any fractional shares to which a holder of common stock would otherwise be entitled, the Corporation shall pay to such holder cash in an amount equal to such fraction multiplied by the then current fair market value of a share of common stock, as determined in good faith by the Board of Directors of the Corporation."

         SECOND: Upon the effectiveness of the foregoing amendment, the aggregate amount of capital represented by all issued shares immediately after the amendment will not be less than the aggregate amount of capital represented by all issued shares immediately before the amendment
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and, therefore, the capital of the Corporation will not be reduced under or by reason of such amendment.

         THIRD: The foregoing amendment of the Articles of Incorporation of the Corporation has been duly approved by the written consent of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon in accordance with Section 78.390 of the General Corporation Law of the State of Nevada.

         FOURTH: The amendment to the Articles of Incorporation provided for herein shall become effective at the close of business on the date this Certificate is filed with the Secretary of State of Nevada in accordance with the General Corporation Law of the State of Nevada.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President and its Secretary as of the _____ day of March, 2000.


                            QUALITY CARE SOLUTIONS, INC.


                            By:
                            Name: Gregory S. Anderson
                            Title:    President


                            By:
                            Name:   Sherwood Chapman
                            Title: Secretary

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                                 ACKNOWLEDGMENT

STATE OF ARIZONA       )
                       )ss.
County of Maricopa     )

         On this ______ day of March, 2000, before me the undersigned Notary Public personally appeared Gregory S. Anderson, known personally to me to be the President of Quality Care Solutions, Inc., and acknowledged to me the foregoing instrument was executed for the purposes therein contained, on behalf of the Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                             -----------------------------------
                                                       Notary Public

My commission expires:

----------------------------



                                 ACKNOWLEDGMENT

STATE OF ARIZONA       )
                       )ss.
County of Maricopa     )

         On this ______ day of March, 2000, before me the undersigned Notary Public personally appeared Sherwood Chapman, known personally to me to be the Secretary of Quality Care Solutions, Inc., and acknowledged to me the foregoing instrument was executed for the purposes therein contained, on behalf of the Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                             -----------------------------------
                                                       Notary Public

My commission expires:

----------------------------

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